FOR IMMEDIATE RELEASE		November 8, 2018
Media Contact:	Alan Bunnell, (602) 250-3376
Analyst Contacts:	Stefanie Layton (602) 250-4541
Website:	pinnaclewest.com

PINNACLE WEST REPORTS THIRD-QUARTER EARNINGS

•	Weather positively impacts quarterly results

•	Retail sales and customer growth deliver bottom-line results

•	Federal tax reform benefits both customers and the company

•	Arizona voters reject ill-conceived Proposition 127 that would have amended Arizona’s State Constitution

PHOENIX - Pinnacle West Capital Corp. (NYSE: PNW) today reported consolidated net income attributable to common shareholders for the 2018 third quarter of $315.0 million, or $2.80 per diluted share. This result compares with net income of $276.1 million, or $2.46 per share, for the same period a year ago.

“Driven by the second hottest September on record, Arizona’s summer heat and the resulting increase in retail sales contributed to a solid quarter and sound financial results,” said Pinnacle West Chairman, President and Chief Executive Officer Don Brandt. “In addition, our employees continued to do what they do best: maintain reliable electric service for our 1.2 million customers. Our power plants operated well, and our workforce quickly restored service to customers after several volatile summer storms toppled a combined 451 poles - almost as many as in the 2016 and 2017 summers combined.”

Brandt added that delivering value to APS customers went beyond just keeping the lights on. The company’s regulatory settlement, which was approved and implemented in August 2017, is enabling the company to invest in a smarter, cleaner energy infrastructure, while also keeping electricity rates competitive. This fall, APS filed a second request with the Arizona Corporation Commission (ACC) to return federal tax savings to customers. If approved, this second tax cut will provide retail customers with total tax savings of $205.5 million or almost $8 per month, on average, when combined with the first reduction implemented in March.

“So far this year, we’ve reduced customer bills by about 2 percent to continue keeping electricity affordable and clean,” said Brandt. “Over the last 20 years, our price increases have been below the rate of inflation. With the refunds from tax reform and other price reductions, customer rates will be lower at the end of 2018 than they were at the beginning of the year.”

In addition to strong operational performance, the 2018 third-quarter financial results were positively impacted by the following factors compared to the same period a year ago:

•
The effects of weather variations, which are an unpredictable driver, impacted results by $0.23 per share compared to the year-ago period. The average high temperature for this year’s third quarter was 105.3 degrees - 1.6 percent higher than last year’s quarter and 1.2 percent greater than normal based on a rolling 10-year average. The resulting impact in the 2018 third quarter was that residential cooling degree-days (a measure of the effects of weather) were 13 percent higher than in the same 2017 period and 5.4 percent above 10-year historical averages.

•	The impact of federal corporate tax cuts improved results by $0.14 per share, driven by the timing difference between income tax expense and the passing of savings directly back to customers.

•
Greater retail electricity sales - excluding the effects of weather variations - increased results $0.07 per share due to customer growth of 1.6 percent, partially offset by energy efficiency and distributed generation. Weather-normalized sales were 1.2 percent higher in the third quarter compared to 2017’s third quarter, while year-to-date sales were 0.1 percent higher than the first nine months in 2017.

•	Higher transmission revenues, excluding the effects of corporate income tax rate changes, improved results $0.05 per share compared to 2017.

•	Adoption of new accounting guidance and higher market returns for pension and other post-retirement benefits positively impacted results by $0.04 per share.

•
The net impacts of the company’s 2017 regulatory settlement improved earnings $0.02 per share. This increase included a retail base rate increase, largely offset by the impact of changes in residential rate design and seasonal rates. Effective Aug. 19, 2017, the comprehensive and broadly supported settlement was APS’s first base rate increase in five years.

•	The net effect of miscellaneous items increased earnings $0.03 per share.

These positive factors were offset in part by the following items:

•
Higher operations and maintenance expenses reduced results by $0.12 per share compared with the prior-year period. The increased costs were largely the result of an increase in public outreach costs at the parent company primarily associated with the Prop 127 ballot initiative.

•
Other operating expenses, including higher depreciation and amortization and increased taxes other than income taxes, reduced results by $0.12 per share compared with the prior-year period, largely because of increased plant in service, changes in rates and higher property values.

Proposition 127 Ballot Initiative Outcome
Prop 127, a ballot measure that would have amended Arizona’s State Constitution and required Arizona’s regulated utilities to obtain 50 percent of their energy from renewable sources by 2030 was rejected by voters on Tuesday.

“Arizona voters made it clear that Prop 127 was a bad idea,” said Brandt. “With the election now behind us, it’s time for Arizonans who are serious about clean energy to come together and work on a forward-thinking plan that is right for Arizona.

“Arizona is number three nationally in solar energy installed, and our APS energy mix is already 50 percent clean, with more improvements to come. We also are on the cutting edge of advanced battery storage technology, which has the potential to be a game-changer in clean energy. And, other initiatives like increased support for electric vehicles are on the way.”

Financial Outlook
For 2018, the Company continues to expect its consolidated earnings guidance will be in the range of $4.35 to $4.55 per diluted share on a weather-normalized basis.

Looking ahead to 2019, the Company estimates its consolidated earnings will be within a range of $4.75 to $4.95 per diluted share, and expects to achieve a consolidated earned return on average common equity of more than 9.5 percent.

Key factors and assumptions underlying the 2018 and 2019 outlook can be found in the third-quarter 2018 earnings presentation slides on the Company’s website at pinnaclewest.com/investors.

Conference Call and Webcast
Pinnacle West invites interested parties to listen to the live webcast of management’s conference call to discuss the Company’s 2018 third-quarter results, as well as recent developments, 11 a.m. ET (9 a.m. Arizona time) today, November 8. The webcast can be accessed at pinnaclewest.com/presentations and will be available for replay on the website for 30 days. To access the live conference call by telephone, dial (877) 407-8035 or (201) 689-8035 for international callers. A replay of the call also will be available until 11:59 p.m. (ET), Thursday, Nov. 15, 2018, by calling (877) 481-4010 in the U.S. and Canada or (919) 882-2331 internationally and entering conference ID number 37662.

General Information
Pinnacle West Capital Corp., an energy holding company based in Phoenix, has consolidated assets of almost $18 billion, about 6,200 megawatts of generating capacity and 6,300 employees in Arizona and New Mexico. Through its principal subsidiary, Arizona Public Service, the Company provides retail electricity service to nearly 1.2 million Arizona homes and businesses. For more information about Pinnacle West, visit the Company’s website at pinnaclewest.com.

Dollar amounts in this news release are after income taxes. Earnings per share amounts are based on average diluted common shares outstanding. For more information on Pinnacle West’s operating statistics and earnings, please visit pinnaclewest.com/investors.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements based on our current expectations, including statements regarding our earnings guidance and financial outlook and goals. These forward-looking statements are often identified by words such as “estimate,” “predict,” “may,” “believe,” “plan,” “expect,” “require,” “intend,” “assume,” “project” and similar words. Because actual results may differ materially from expectations, we caution readers not to place undue reliance on these statements. A number of factors could cause future results to differ materially from historical results, or from outcomes currently expected or sought by Pinnacle West or APS. These factors include, but are not limited to:

•	our ability to manage capital expenditures and operations and maintenance costs while maintaining high reliability and customer service levels;

•
variations in demand for electricity, including those due to weather, seasonality, the general economy, customer and sales growth (or decline), and the effects of energy conservation measures and distributed generation;

•	power plant and transmission system performance and outages;

•	competition in retail and wholesale power markets;

•	regulatory and judicial decisions, developments and proceedings;

•
new legislation, ballot initiatives and regulation, including those relating to environmental requirements, regulatory policy, nuclear plant operations and potential deregulation of retail electric markets;

•	fuel and water supply availability;

•	our ability to achieve timely and adequate rate recovery of our costs, including returns on and of debt and equity capital investment;

•	our ability to meet renewable energy and energy efficiency mandates and recover related costs;

•	risks inherent in the operation of nuclear facilities, including spent fuel disposal uncertainty;

•	current and future economic conditions in Arizona, including in real estate markets;

•	the development of new technologies which may affect electric sales or delivery;

•	the cost of debt and equity capital and the ability to access capital markets when required;

•	environmental, economic and other concerns surrounding coal-fired generation, including regulation of greenhouse gas emissions;

•	volatile fuel and purchased power costs;

•	the investment performance of the assets of our nuclear decommissioning trust, pension, and other post-retirement benefit plans and the resulting impact on future funding requirements;

•	the liquidity of wholesale power markets and the use of derivative contracts in our business;

•	potential shortfalls in insurance coverage;

•	new accounting requirements or new interpretations of existing requirements;

•	generation, transmission and distribution facility and system conditions and operating costs;

•	the ability to meet the anticipated future need for additional generation and associated transmission facilities in our region;

•
the willingness or ability of our counterparties, power plant participants and power plant land owners to meet contractual or other obligations or extend the rights for continued power plant operations; and

•	restrictions on dividends or other provisions in our credit agreements and Arizona Corporation Commission orders.

These and other factors are discussed in Risk Factors described in Part 1, Item 1A of the Pinnacle West/APS Annual Report on Form 10-K for the fiscal year ended December 31, 2017, which readers should review carefully before placing any reliance on our financial statements or disclosures. Neither Pinnacle West nor APS assumes any obligation to update these statements, even if our internal estimates change, except as required by law.

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PINNACLE WEST CAPITAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(dollars and shares in thousands, except per share amounts)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	SEPTEMBER 30,		SEPTEMBER 30,
	2018	2017	2018	2017

Operating Revenues	$ 1,268,034	$ 1,183,322	$ 2,934,871	$ 2,805,637

Operating Expenses
Fuel and purchased power	389,936	310,469	844,133	777,475
Operations and maintenance	246,545	230,839	780,624	677,895
Depreciation and amortization	145,971	133,912	436,232	387,278
Taxes other than income taxes	51,375	45,169	158,582	133,294
Other expenses	900	3,385	8,497	5,479
Total	834,727	723,774	2,228,068	1,981,421

Operating Income	433,307	459,548	706,803	824,216

Other Income (Deductions)
Allowance for equity funds used during construction	12,259	12,728	39,411	32,666
Pension and other postretirement non-service credits - net	12,449	6,534	37,314	19,601
Other income	6,958	1,091	17,541	2,055
Other expense	(5,063)	(4,993)	(12,063)	(12,495)
Total	26,603	15,360	82,203	41,827

Interest Expense
Interest charges	61,605	55,644	181,267	162,477
Allowance for borrowed funds used during construction	(5,913)	(6,000)	(18,959)	(15,378)
Total	55,692	49,644	162,308	147,099

Income Before Income Taxes	404,218	425,264	626,698	718,944

Income Taxes	84,333	144,319	127,107	237,497

Net Income	319,885	280,945	499,591	481,447

Less: Net income attributable to noncontrolling interests	4,873	4,873	14,620	14,620

Net Income Attributable To Common Shareholders	$ 315,012	$ 276,072	$ 484,971	$ 466,827

Weighted-Average Common Shares Outstanding - Basic	112,148	111,835	112,094	111,787

Weighted-Average Common Shares Outstanding - Diluted	112,533	112,401	112,499	112,314

Earnings Per Weighted-Average Common Share Outstanding
Net income attributable to common shareholders - basic	$ 2.81	$ 2.47	$ 4.33	$ 4.18
Net income attributable to common shareholders - diluted	$ 2.80	$ 2.46	$ 4.31	$ 4.16